CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	October 29, 2013

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2013 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter ended September 30, 2013. The FHLBank fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend return on their capital investment. Highlights include:

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For the third quarter, net income was $72 million and return on average equity (ROE) was 5.37 percent. This compares to net income of $58 million and ROE of 6.05 percent for the same period of 2012. For the first nine months of 2013, net income was $197 million and ROE was 5.21 percent, compared to net income of $170 million and ROE of 6.19 percent for the same period of 2012.

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The most significant contributors to the increase in net income were significantly higher average Advance balances and lower net amortization, primarily related to purchased premiums on mortgage assets. ROE fell in both periods because of growth in average capital ($1.5 billion and $1.4 billion in the three- and nine-month comparison periods, respectively) to support the Advance growth combined with several factors that lowered income, most notably net gains on securities sales recognized in 2012.

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Total assets at September 30, 2013 were $96.6 billion, an increase of $15.0 billion (18 percent) from year-end 2012. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $85.7 billion at September 30, 2013, an increase of $14.4 billion (20 percent) from year-end 2012. The growth in both assets and Mission Asset Activity was primarily due to increased Advances.

•
Capital adequacy substantially exceeded all minimum regulatory requirements. On September 30, 2013, GAAP capital, including $604 million of total retained earnings, stood at $5.3 billion or 5.48 percent of total assets, with a similar regulatory capital ratio. Total retained earnings increased by $22 million in the third quarter of 2013.

•	The FHLBank paid its stockholders a cash dividend on September 19, 2013 at a 4.25 percent annualized rate, which was 3.99 percentage points above the third quarter average 3-month LIBOR.

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The FHLBank contributed $8 million during the third quarter of 2013 and $22 million in the first nine months of 2013 to the Affordable Housing Program pool of funds to be awarded to members in 2014. In addition, the FHLBank continued its voluntary sponsorship of two other housing programs which provide resources to pay for accessibility rehabilitation and emergency repairs for special needs and elderly homeowners and for the replacement or rehabilitation of homes damaged or destroyed as a result of a natural disaster.

FHLBank Cincinnati 3Q 2013

Operating Results and Profitability

The overall increase in net income in the 2013 periods compared with the 2012 periods resulted from the following factors:

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Net interest income after credit losses increased in the three- and nine-month comparisons by $8 million and $37 million, respectively. This was the result of several favorable factors, most notably higher interest income from growth in Advance balances, lower net amortization, and net reversals of incurred credit losses estimated in the Mortgage Purchase Program reflecting improvements in the housing market.

Growth in Advance balances supported by new capital stock improved net interest income by an estimated $21 million and $60 million in the three- and nine-month periods, respectively. The average principal balance of Advances increased $30.1 billion in the first nine months of 2013 versus the same period of 2012. Net amortization declined $10 million and $42 million, for the three- and nine-month comparisons, respectively. The FHLBank's reversal of estimated credit losses led to an improvement of $9 million in the nine-month comparison.
The favorable factors were partially offset by several unfavorable factors that affect net interest margin including, among others, a reduction in the amount of certain higher-coupon liquidity investments, lower net Mortgage Purchase Program balances, and narrower spreads, reverting to historical normal levels, on LIBOR-indexed assets to Consolidated Discount Note funding.

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Other non-interest income increased $8 million in the three-month comparison primarily due to lower net losses on trading securities. Other non-interest income declined $4 million in the nine-month comparison primarily due to net gains on securities sales in the second quarter of 2012 that did not reoccur in 2013, which were mostly offset by lower net losses on trading securities.

Assets and Mission Asset Activity

The principal balance of Advances increased $12.0 billion (22 percent) from year-end 2012 to end the third quarter of 2013 at $65.6 billion. The increase in the ending balance of Advances was primarily driven by the borrowings of one large-asset member. The tepid economic expansion and significant amounts of liquidity available to members as a result of the actions of the Federal Reserve System have continued to limit many members' demand for Advances.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $6.7 billion at September 30, 2013, a decrease of $0.7 billion (10 percent) from year-end 2012. The reduction in principal balance from year-end 2012 reflected the relatively high amount of principal paydowns in the low interest rate environment and reduced activity level by several large sellers.

The balance of investments at September 30, 2013 was $22.6 billion, an increase of $2.7 billion (13 percent), from year-end 2012 most of which came from purchases of mortgage-backed securities. The investment balance at September 30, 2013 included $15.3 billion of mortgage-backed securities and $7.3 billion of short-term liquidity instruments.

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during the first nine months of 2013, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Market risk exposure to changes in interest rates and other variables was moderate during

FHLBank Cincinnati 3Q 2013

the first nine months of 2013, well within the FHLBank's policy limits, and consistent with the normal historical range.

Residual credit risk exposure from offering Advances, purchasing investments, and executing derivative transactions was limited, with no loan loss reserves or impairment required to be recorded for these instruments. Residual credit risk exposure in the mortgage loan portfolio continued to be moderate and on a downward trend. The allowance for credit losses in the Mortgage Purchase Program was $7 million and $18 million at September 30, 2013 and December 31, 2012, respectively. The lower allowance for credit losses was primarily a result of improvements in the housing market as reflected by higher home prices and improved delinquency trends.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 732 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 3Q 2013

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2013	December 31, 2012	Percent Change
Total assets	$96,586	$81,562	18%
Advances (principal)	65,649	53,621	22
Mortgage loans held for portfolio (principal)	6,651	7,366	(10)
Total investments	22,642	19,950	13
Consolidated Obligations:
Discount Notes	33,542	30,840	9
Bonds	56,251	44,346	27
Total Consolidated Obligations	89,793	75,186	19
Mandatorily redeemable capital stock	121	211	(43)
Capital stock	4,701	4,010	17
Total retained earnings	604	538	12
Total capital	5,295	4,537	17
Regulatory capital (1)	5,426	4,759	14

Capital-to-assets ratio (GAAP)	5.48%	5.56%
Capital-to-assets ratio (Regulatory) (1)	5.62	5.84

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Percent Change (2)	2013	2012	Percent Change (2)
Total interest income	$231	$231	—%	$671	$690	(3)%
Total interest expense	140	148	(6)	426	473	(10)
Net interest income	91	83	9	245	217	13
(Reversal) provision for credit losses	(1)	(1)	(90)	(8)	1	NM
Other income (loss)	4	(4)	NM	13	17	(23)
Other expense	16	15	7	47	43	8
AHP	8	7	21	22	20	13
Net income	$72	$58	24	$197	$170	16

Return on average equity	5.37%	6.05%		5.21%	6.19%
Return on average assets	0.30	0.34		0.29	0.35
Net interest margin	0.38	0.49		0.36	0.45
Annualized dividend rate	4.25	4.25		4.25	4.33
Average 3-month LIBOR	0.26	0.42		0.28	0.47

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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